IMMEDIATE RELEASE
March 8, 2017

UNITED NATURAL FOODS, INC. ANNOUNCES SECOND QUARTER FISCAL 2017 RESULTS

Q2 FISCAL 2017 NET SALES INCREASED 11.6% TO $2.29 BILLION

Q2 FISCAL 2017 NET INCOME INCREASED 12.3% COMPARED TO Q2 FISCAL 2016

Providence, Rhode Island- March 8, 2017 -- United Natural Foods, Inc. (Nasdaq: UNFI) (the "Company" or "UNFI") today reported financial results for the second quarter of fiscal 2017 ended January 28, 2017. The Company is also announcing a restructuring program in conjunction with various cost saving and efficiency initiatives, including the anticipated opening of a shared services center.

Second Quarter Fiscal 2017 Highlights

•	Net sales increased 11.6% to $2.29 billion compared to the same period last fiscal year

•	Gross margin increased 56 basis points to 15.09% compared to the same period last fiscal year

•	Net income increased 12.3% to $25.5 million, or $0.50 per diluted share, compared to the same period last fiscal year

•	EBITDA increased 16.7% to $67.5 million compared to the same period last fiscal year

•	Cash flow from operations was $104.2 million and capital expenditures were $13.5 million, resulting in free cash flow of $90.7 million

•	Deflation was approximately 0.30% compared to inflation of approximately 2.15% in the same period last fiscal year

“I am proud of our second quarter performance and the progress we have made against our strategic initiatives, despite industry challenges, such as deflation and a difficult retail environment,” said Steven L. Spinner, Chairman and Chief Executive Officer of UNFI. “In light of these challenges, our team remains focused on driving greater efficiencies throughout our internal operations and enhancing the customer experience.”

Net sales for the second quarter of fiscal 2017 increased 11.6%, or $237.8 million, to $2.29 billion from $2.05 billion in the second quarter of fiscal 2016. Net sales were positively impacted by the acquisitions of Haddon House Food Products, Inc., Global Organic/Specialty Source, Inc., Nor-Cal Produce, Inc. and Gourmet Guru, Inc. Due to varying levels of assimilation of these acquisitions, the total financial impact is no longer fully separable. Net sales were impacted by deflation of approximately 0.30% in the second quarter of fiscal 2017, compared with inflation of approximately 2.15% in the second quarter of fiscal 2016.

Gross margin for the quarter came in at 15.09%, a 56 basis point increase over last year's second quarter. The increase was primarily driven by acquisitions and margin improvement initiatives, partially offset by competitive pricing pressure.

Total operating expenses increased $42.9 million to $298.7 million for the second quarter of fiscal 2017 compared to $255.8 million in the second quarter of fiscal 2016. Total operating expenses were 13.07% of net sales for the second quarter of fiscal 2017, an increase of 58 basis points compared to the same period last fiscal year. The increase was primarily attributable to the acquired businesses, which have higher costs to serve their customers. Additionally, there was an increase in stock based compensation, depreciation and amortization expense, which was partially offset by costs incurred in the second quarter of last year that did not recur this year. Costs incurred in the second quarter of fiscal 2016 included $2.0 million of severance and other transition costs and $1.0 million of acquisition related costs.

Net income for the second quarter of fiscal 2017 increased $2.8 million, or 12.3%, to $25.5 million, from $22.7 million, for the second quarter of fiscal 2016. Earnings per diluted share for the second quarter of fiscal 2017 increased 11.5% to $0.50 per diluted share compared to $0.45 per diluted share for the second quarter of fiscal 2016. Net income as a percentage of net sales for the second quarter of fiscal 2017 was 1.11%, which is flat compared to the same period last year. Operating income increased $4.6 million, or 11.0%, to $46.3 million for the second quarter of fiscal 2017 compared to $41.7 million for the second quarter of fiscal 2016. EBITDA for the second quarter of fiscal 2017 was $67.5 million, an increase of 16.7% from $57.8 million in the same period last year. EBITDA as a percentage of net sales was 2.95% in the second quarter of fiscal 2017, up 13 basis points from 2.82% for the same period last year.

Cash flow from operations was $104.2 million and capital expenditures were $13.5 million, resulting in free cash flow of $90.7 million for the second quarter of fiscal 2017. Cash flow from operations was $119.1 million and capital expenditures were $12.9 million, resulting in free cash flow of $106.2 million for the second quarter of fiscal 2016.

Fiscal 2017 Year to Date Summary

Net sales for the 26-week period ended January 28, 2017 totaled $4.56 billion, a 10.7% increase over the comparable prior fiscal year period. Excluding the year-over-year impact of the previously announced termination of a customer distribution contract, adjusted net sales for the 26-week period ended January 28, 2017 increased 12.2% compared to the 26-week period ended January 30, 2016. Net sales were positively impacted by the acquisitions of Haddon House Food Products, Inc., Global Organic/Specialty Source, Inc., Nor-Cal Produce, Inc. and Gourmet Guru, Inc.

Gross margin for the first half of fiscal 2017 increased 38 basis points to 15.21% compared to 14.83% for the 26-week period ended January 30, 2016. The increase was due to the favorable impact of acquisitions. Despite the year-over-year improvement, gross margin for the first half of fiscal 2017 faced headwinds from moderated supplier promotional activity and competitive pricing pressure.

Total operating expenses for the first half of fiscal 2017 increased $78.5 million to $594.4 million from $515.8 million for the 26-week period ended January 30, 2016. At 13.02% of net sales, total operating expenses for the 26-week period ended January 28, 2017 were 51 basis points higher than the comparable prior fiscal year period. The increase was primarily attributable to the acquired businesses, which have higher costs to serve their customers. Additionally, the increase was driven by higher stock based compensation, depreciation and amortization expense, which was partially offset by costs incurred in the first half of fiscal 2016 that did not recur in fiscal 2017. Costs incurred in the first half of fiscal 2016 included $4.8 million of severance and other transition costs, $1.8 million of bad debt expense related to outstanding receivables for a customer who declared bankruptcy in the first quarter of fiscal 2016 and $1.0 million of acquisition costs.

Net income for the 26-week period ended January 28, 2017 increased $1.9 million, or 3.6%, to $54.7 million, or $1.08 per diluted share, from $52.8 million, or $1.05 per diluted share for the 26-week period ended January 30, 2016. Net income as a percentage of net sales for the 26-week period ended January 28, 2017 was 1.20%, a decrease of 8 basis points compared to the 26-week period ended January 30, 2016. Operating income for the 26-week period ended January 28, 2017 increased $4.0 million to $99.6 million from $95.6 million for the 26-week period ended January 30, 2016. EBITDA for the first half of fiscal 2017 was $142.1 million, an increase of 10.6% from $128.5 million in the same period last year. EBITDA as a percentage of net sales was 3.11% in the first half of fiscal 2017, which was flat compared to the first half of fiscal 2016.

Cash flow from operations was $96.9 million and capital expenditures were $22.7 million, resulting in free cash flow of $74.2 million for the 26-week period ended January 28, 2017. Cash flow from operations was $124.6 million and capital expenditures were $20.5 million, resulting in free cash flow of $104.1 million for the 26-week period ended January 30, 2016.

Restructuring Announcement

In the second half of fiscal 2017, UNFI expects to incur restructuring charges of between $3.5 million and $4.0 million, before taxes, primarily related to expenses for severance and other employee separation costs. In connection with the initiative, the Company estimates the elimination or relocation of approximately 265 positions under a plan that will be largely completed in the third quarter of fiscal 2017, with certain shared service related transitions extending into the second quarter of fiscal 2018. The actions are expected to result in overall expense reductions in the coming year and allow the Company to operate more efficiently and effectively.

Fiscal 2017 Guidance

Based on UNFI's performance to date, the current outlook for the remainder of fiscal 2017 and the restructuring program announced today, the Company is revising its guidance for fiscal 2017 that was provided on December 7, 2016. For the fiscal year ending July 29, 2017, the Company estimates net sales in the range of approximately $9.38 billion to $9.46 billion, an increase of approximately 10.7% to 11.7% over fiscal 2016. The Company estimates GAAP earnings per diluted share for fiscal 2017 in the range of $2.49 to $2.54 compared to fiscal 2016 GAAP earnings per diluted share of $2.50. Adjusting for costs related to the aforementioned restructuring plan of approximately $3.5 million to $4.0 million, before taxes, adjusted earnings per diluted share for fiscal 2017 is estimated to be in the range of approximately $2.53 to $2.58, compared to fiscal 2016 adjusted earnings per diluted share of $2.59. Fiscal 2016 earnings per diluted share was adjusted for $4.8 million of severance and other transition costs related to the previously disclosed restructuring plans, $0.8 million of restructuring and impairment costs related to the Company's retail business and approximately $2.2 million of acquisition related costs. Capital expenditures for fiscal 2017 are expected to be approximately 0.5% to 0.6% of estimated fiscal 2017 net sales. Finally, the Company expects its fiscal 2017 tax rate to be in the range of 39.7% to 40.1%. The Company's guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those set forth under the Company's safe harbor statement of the Private Securities Litigation Reform Act of 1995 below.

Adjusted net sales, free cash flow, EBITDA, EBITDA as a percentage of net sales, and adjusted earnings per diluted share are non-GAAP financial measures. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP.

Conference Call & Webcast

The Company's second quarter fiscal 2017 conference call and audio webcast will be held today, Wednesday, March 8, 2017 at 5:00 p.m. EST. The webcast of the conference call will be available to the public, on a listen-only basis, via the Internet at the Investors section of the Company's website at www.unfi.com. The online archive of the webcast will be available on the Company's website for 30 days.

About United Natural Foods

United Natural Foods, Inc. is celebrating its 40-year anniversary of delivering healthier food options to more people. The Company carries and distributes more than 100,000 products to more than 43,000 customer locations throughout the United States and Canada. United Natural Foods serves a wide variety of sales channels including conventional supermarket chains, natural product superstores, independent retailers, eCommerce and food service. For more information on United Natural Foods, Inc., visit the Company's website at www.unfi.com.

INVESTOR CONTACT:
Halie O'Shea
Director Investor Relations & Corporate Strategy
(401) 528-8634

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company's filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") on September 28, 2016 and its quarterly report on Form 10-Q filed with the SEC on December 8, 2016 and other filings the Company makes with the SEC, and include, but are not limited to, the ability of the Company to retain customers of Haddon House Food Products, Inc. ("Haddon"), Nor-Cal Produce, Inc. ("Nor-Cal"), Global Organic/Specialty Source, Inc. ("Global Organic") and Gourmet Guru, Inc. ("Gourmet Guru") and their affiliated entities that we purchased on terms similar to those in place prior to the Company’s acquisition of these businesses; the Company's dependence on principal customers; the Company's sensitivity to general economic conditions, including the current economic environment; changes in disposable income levels and consumer spending trends; the Company's ability to reduce its expenses in amounts sufficient to offset its increased focus on sales to conventional supermarkets and the shift in the Company's product mix as a result of its acquisition of Tony's Fine Foods and the resulting lower gross margins on those sales; the Company's reliance on the continued growth in sales of natural and organic foods and non-food products in comparison to conventional products; increased competition in the Company's industry as a result of increased distribution of natural, organic and specialty products by conventional grocery distributors and direct distribution of those products by large retailers; the Company's ability to timely and successfully deploy its warehouse management system throughout its distribution centers and its transportation management system across the Company; the addition or loss of significant customers; volatility in fuel costs; volatility in foreign exchange rates; the Company's sensitivity to inflationary and deflationary pressures; the relatively low margins and economic sensitivity of the Company's business; the potential for disruptions in the Company's supply chain by circumstances beyond its control; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; consumer demand for natural and organic products outpacing suppliers’ ability to produce those products; moderated supplier promotional activity, including decreased forward buying opportunities; union-organizing activities that could cause labor relations difficulties and increased costs; the ability to identify and successfully complete acquisitions of other natural, organic and specialty food and non-food products distributors; management's allocation of capital and the timing of capital expenditures; the Company's ability to successfully integrate and deploy its operational initiatives to achieve synergies from the acquisitions of Tony’s Fine Foods, Global Organic, Nor-Cal, Haddon House, and Gourmet Guru; the Company's ability to realize the anticipated benefit from its restructuring program in conjunction with various efficiency initiatives, including acquisition integration, severance and transition related costs, as well as the anticipated opening of the Company's shared services center, all within the cost estimates currently contemplated; and the potential for business disruptions in connection with the anticipated opening of the Company's shared services center. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any estimates of future results of operations are based on a number of assumptions, many of which are outside the Company's control and should not be construed in any manner as a guarantee that such results will in fact occur. These estimates are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced estimates, but it is not obligated to do so.

Non-GAAP Financial Measures: To supplement the financial information presented on a generally accepted accounting principles (“GAAP”) basis, the Company has included in this press release non-GAAP financial measures for adjusted net sales, free cash flow, EBITDA, EBITDA as a percentage of net sales, and adjusted earnings per diluted share. The non-GAAP measure for adjusted net sales excludes the impact of net sales related to the termination of our distribution agreement with a customer that the Company announced in July 2015. Free cash flow is cash flows from operating activities excluding capital expenditures. EBITDA and EBITDA as a percentage of net sales excludes depreciation, amortization, other expense and income, net (including interest expense) and taxes. Projected fiscal 2017 adjusted earnings per diluted share excludes the impact of estimated severance and other employee separation costs related to the announced planned opening of the Company's shared services center, as well as other workforce reductions. Fiscal 2016 adjusted earnings per diluted share excludes the impact of expenses related to the actual severance and other transition costs related to the termination of our distribution agreement with a customer that the Company announced in July 2015, and restructuring and impairment costs related to the Company's retail business and acquisition related costs. The reconciliations of non-GAAP financial measures to the comparable GAAP financial measures are presented in the tables appearing below. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. The Company believes that presenting these non-GAAP financial measures aids in making period-to-period comparisons and is a meaningful indication of its actual and estimated operating performance. The Company's management utilizes and plans to utilize this non-GAAP financial information to compare the

Company's operating performance during the 2017 fiscal year to the comparable periods in the 2016 fiscal year and to internally prepared projections.

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except for per share data)

	13-Week Period Ended		26-Week Period Ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Net sales	$2,285,518	$2,047,712	$4,563,882	$4,124,361
Cost of sales	1,940,573	1,750,194	3,869,921	3,512,906
Gross profit	344,945	297,518	693,961	611,455
Operating expenses	298,674	253,830	594,351	511,054
Restructuring and asset impairment expenses	—	1,985	—	4,794
Total operating expenses	298,674	255,815	594,351	515,848
Operating income	46,271	41,703	99,610	95,607
Other expense (income):
Interest expense	4,441	3,602	8,963	7,350
Interest income	(97)	(398)	(196)	(550)
Other, net	(101)	757	282	930
Total other expense, net	4,243	3,961	9,049	7,730
Income before income taxes	42,028	37,742	90,561	87,877
Provision for income taxes	16,546	15,059	35,862	35,063
Net income	$25,482	$22,683	$54,699	$52,814
Basic per share data:
Net income	$0.50	$0.45	$1.08	$1.05
Weighted average basic shares of common stock outstanding	50,587	50,326	50,531	50,260
Diluted per share data:
Net income	$0.50	$0.45	$1.08	$1.05
Weighted average diluted shares of common stock outstanding	50,755	50,388	50,677	50,351

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(In thousands, except for per share data)

	January 28, 2017	July 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$30,658	$18,593
Accounts receivable, net	514,870	489,708
Inventories	992,551	1,021,663
Deferred income taxes	35,225	35,228
Prepaid expenses and other current assets	65,094	45,998
Total current assets	1,638,398	1,611,190
Property & equipment, net	604,597	616,605
Goodwill	370,393	366,168
Intangible assets, net	215,732	222,314
Other assets	40,883	35,878
Total assets	$2,870,003	$2,852,155

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$449,539	$445,430
Accrued expenses and other current liabilities	144,532	162,438
Current portion of long-term debt	11,989	11,854
Total current liabilities	606,060	619,722
Notes payable	393,608	426,519
Deferred income taxes	95,669	95,220
Other long-term liabilities	28,598	29,451
Long-term debt, excluding current portion	155,835	161,739
Total liabilities	1,279,770	1,332,651
Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 5,000 shares; none issued or outstanding	—	—
Common stock, par value $0.01 per share, authorized 100,000 shares; issued and outstanding 50,592 and 50,383	506	504
Additional paid-in capital	447,737	436,167
Accumulated other comprehensive loss	(17,921)	(22,379)
Retained earnings	1,159,911	1,105,212
Total stockholders’ equity	1,590,233	1,519,504
Total liabilities and stockholders’ equity	$2,870,003	$2,852,155

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(In thousands)

	26-Week Period Ended
	January 28, 2017	January 30, 2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$54,699	$52,814
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	42,458	32,847
Share-based compensation	14,011	9,424
Loss on disposals of property and equipment	395	415
Excess tax deficit (benefit) from share-based payment arrangements	1,413	(432)
Restructuring and asset impairment	—	480
Provision for doubtful accounts	3,217	4,832
Non-cash interest income	(24)	(102)
Changes in assets and liabilities, net of acquired businesses:
Accounts receivable	(26,140)	12,577
Inventories	30,759	39,130
Prepaid expenses and other assets	(20,514)	(16,729)
Accounts payable	9,363	(16,589)
Accrued expenses and other liabilities	(12,728)	5,944
Net cash provided by operating activities	96,909	124,611
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(22,674)	(20,472)
Purchases of acquired businesses, net of cash acquired	(9,982)	(31)
Proceeds from disposals of property and equipment	18	57
Long-term investment	(2,000)	—
Net cash used in investing activities	(34,638)	(20,446)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of long-term debt	(5,658)	(5,788)
Proceeds from borrowings under revolving credit line	136,787	214,549
Repayments of borrowings under revolving credit line	(169,618)	(301,243)
Decrease in bank overdraft	(9,076)	(16,480)
Proceeds from exercise of stock options	165	1,172
Payment of employee restricted stock tax withholdings	(1,191)	(1,603)
Excess tax (deficit) benefit from share-based payment arrangements	(1,413)	432
Capitalized debt issuance costs	(180)	—
Net cash used in financing activities	(50,184)	(108,961)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(22)	(102)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	12,065	(4,898)
Cash and cash equivalents at beginning of period	18,593	17,380
Cash and cash equivalents at end of period	$30,658	$12,482

Supplemental disclosures of cash flow information:
Cash paid for interest	$8,963	$7,891
Cash paid for federal and state income taxes, net of refunds	$45,944	$46,896

UNITED NATURAL FOODS, INC.

Reconciliation of GAAP Net Sales Growth to Non-GAAP Adjusted Net Sales Growth (unaudited)
(in thousands, except percentages)
	26-Week Period Ended
	January 28, 2017	January 30, 2016	Percentage Growth
Net sales	$4,563,882	$4,124,361	10.7%
Adjustment (1)	—	(58,439)
Adjusted net sales	$4,563,882	$4,065,922	12.2%

(1) Adjusted to exclude net sales related to a customer distribution contract that was terminated in the first quarter of fiscal 2016.

Reconciliation of GAAP Operating Cash Flow to Non-GAAP Free Cash Flow (unaudited)
(in thousands)
	13-Week Period Ended		26-Week Period Ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Net cash provided by operating activities	$104,164	$119,119	$96,909	$124,611
Capital expenditures	13,476	12,884	22,674	20,472
Free cash flow	$90,688	$106,235	$74,235	$104,139

UNITED NATURAL FOODS, INC.

Reconciliation of Net Income to EBITDA (unaudited)
(in thousands, except percentages)
	13-Week Period Ended			26-Week Period Ended
	January 28, 2017	January 30, 2016	Change	January 28, 2017	January 30, 2016	Change
Net income	$25,482	$22,683	12.3%	$54,699	$52,814	3.6%
Depreciation and amortization	21,243	16,143		42,458	32,847
Total other expense, net	4,243	3,961		9,049	7,730
Provision for income taxes	16,546	15,059		35,862	35,063
EBITDA	$67,514	$57,846	16.7%	$142,068	$128,454	10.6%

Reconciliation of Net Income as a Percentage of Net Sales to EBITDA as a Percentage of Net Sales (unaudited)
(in thousands, except percentages)
	13-Week Period Ended			26-Week Period Ended
	January 28, 2017	January 30, 2016	Change	January 28, 2017	January 30, 2016	Change
Net sales	$2,285,518	$2,047,712		$4,563,882	$4,124,361

Net income	25,482	22,683		54,699	52,814
Net income as a percentage of net sales	1.11%	1.11%	—%	1.20%	1.28%	(0.08)%

EBITDA	67,514	57,846		142,068	128,454
EBITDA as a percentage of net sales	2.95%	2.82%	0.13%	3.11%	3.11%	—%

UNITED NATURAL FOODS, INC.

Reconciliation of 2017 Guidance for Estimated GAAP Diluted Earnings per Common Share to
Estimated Non-GAAP Adjusted Diluted Earnings per Common Share (unaudited)

	Fiscal Year Ending July 29, 2017
	Low Range	High Range

GAAP diluted earnings per common share	$2.49	$2.54
Less impact of estimated severance and other employee separation costs (1)	0.07	0.08
Tax impact of adjustments (2)	(0.03)	(0.03)
Non-GAAP diluted earnings per common share	$2.53	$2.58	*

* includes rounding
(1) Represents the impact of estimated severance and other employee separation costs related to the announced planned opening of the Company's shared services center, as well as other workforce reductions.
(2) Represents the tax effect of the adjustments in footnote 1 utilizing the effective income tax rate for the 26-week period ended January 28, 2017.

Reconciliation of 2016 GAAP Results to Non-GAAP Presentation
Included in Fiscal 2017 Guidance (unaudited)
(In thousands, except for per share data)

	Fiscal year ended July 30, 2016
	GAAP	Adjustments		Adjusted

Income before income taxes	208,222	7,746	(1)	215,968
Provision for income taxes	82,456	3,069	(2)	85,525
Net income	$125,766	$4,677		$130,443

Diluted per share data:
Net income	$2.50	$0.09		$2.59
Weighted average diluted shares of common stock outstanding	50,399			50,399

(1) Adjusted for $4.8 million of severance and other transition costs related to previously disclosed restructuring plans, $0.8 million of restructuring and impairment costs related to the Company's retail business and approximately $2.2 million of acquisition related costs.

(2)	Represents the tax effect of the adjustment in footnote 1 utilizing the effective income tax rate for the adjustment period.